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                                                                   EXHIBIT 10.13


                 AMENDMENT NUMBER 1 TO LANDA MANAGEMENT SYSTEMS
                     CORPORATION 1998 EQUITY INCENTIVE PLAN

Section 6(c) is hereby amended and replaced in its entirety as follows:

(c) EXERCISE PRICE OF A NONSTATUTORY STOCK OPTION. Subject to the provisions of subsection 5(b) regarding Ten Percent Shareholders, the exercise price of each Nonstatutory Stock Option granted prior to the Listing Date shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. The exercise price of each Nonstatutory Stock Option granted on or after the Listing date shall be determined by the Board or its Committee. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.